Exhibit 10.5

EXECUTION COPY

SERIES A CONVERTIBLE PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A CONVERTIBLE PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 28, 2007 by and among:

(1) Broad Cosmos Enterprises Ltd., an international business company organized under the laws of the British Virgin Islands (the “Company”);

(2) Global Gateway Investments Limited, an international business company organized under the laws of the British Virgin Islands (the “Purchaser”);

(3) the Person listed on Schedule A hereto (the “Founder”); and

(4) the entities listed on Schedule B hereto, (collectively, the “Existing Group Companies” and each, an “Existing Group Company”).

RECITALS:

A. The Company desires to issue and sell to the Purchaser and the Purchaser desires to purchase from the Company 37,600,000 Series A Redeemable Convertible Preferred Shares, par value US$0.001 each, in the Company (the “Series A Preferred Shares”), on the terms and conditions set forth in this Agreement, representing a 37.60% fully diluted ownership interest in the Company;

B. The Existing Shareholders hold, collectively, 62,400,000 Ordinary Shares, par value US$0.001 each, in the Company (the “Ordinary Shares”), representing on the date hereof and immediately prior to the Closing (as hereinafter defined) a 100% fully diluted ownership interest in the Company. Following the issuance of the Series A Preferred Shares to the Purchaser on the Closing, the Existing Shareholders will hold, collectively, a 62.40% fully diluted ownership interest in the Company.

C. The Company was incorporated under the laws of the British Virgin Islands on June 26, 2006 with its registered office at Palm Grove House, P.O. Box 438, Road Town Tortola, British Virgin Islands.

D. The particulars of each Existing Group Company are set forth on Schedule B hereto, which include, among other matters, jurisdiction of formation, business scope and shareholding of each Group Company. The Company and the Existing Group Companies shall be hereinafter referred to, collectively, as the “Group Companies” and each, a “Group Company”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES

1.1. Authorization. As of the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, 37,600,000 Series A Preferred Shares having the rights, preferences, privileges and restrictions as set forth in the amended and restated Memorandum of Association and Articles of Association of the Company, a form of which is attached hereto as Exhibit A (the “Restated Articles”).

1.2. Agreement to Purchase and Sell. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, 37,600,000 Series A Preferred Shares (the “Purchased Shares”) in consideration of (i) the payment by the Purchaser of US$2.92 million (the “Cash Consideration”), (ii) the transfer by the Purchaser of 101 ordinary shares, par value US$1.00 each (the “Air Media Shares”), in Air Media International Limited, a British Virgin Islands company (or “Air Media (BVI)”), representing a 100% ownership interest in Air Media (BVI) (the “Air Media Share Contribution”) valued at cost at US$9 million, and (iii) the payment of US$80,000 by CDH China Growth Capital Fund I on behalf of Air Media International Limited to the Company on August 4, 2006. The total consideration for the Purchased Shares set forth above in (i), (ii) and (iii) shall be hereinafter referred to as the “Aggregate Purchase Price”, which equals US$12.0 million. The Aggregate Purchase Price shall represent a purchase price per Purchased Share equal to US$0.31914893617 (the “Series A Issue Price”). The Series A Issue Price shall be reflected in the Restated Articles for purposes, among others, of the liquidation, redemption and conversion rights applicable to the Series A Preferred Shares. The Cash Consideration shall be paid in accordance with Section 2.2 by wire transfer of immediately available funds to a designated account of the Company; provided that wire transfer instructions shall have been delivered to the Purchaser at least fourteen (14) Business Days prior to the Closing Date (as defined below).

2. CLOSING

2.1 Closing. Subject to the fulfillment of the conditions as set forth in Section 6, the purchase and sale of the Purchased Shares shall be held at the Beijing office of Debevoise & Plimpton LLP at 10:00 A.M. (local time), on a date no later than seven Business Days after the satisfaction or waiver of all of the conditions precedent set forth in Sections 6 and 7 of this Agreement (other than those conditions which by their terms shall be satisfied simultaneously with the Closing), or at such other time and place as the Company and the Purchaser may mutually agree upon (the “Closing” and the time and date of the Closing, the “Closing Date”).

2.2 Delivery.

(a) At the Closing, the Company will deliver to each Purchaser, in addition to any items the delivery of which is made an express closing condition under Section 6, (i) a certificate representing the Purchased Shares, free and clear of any Liens and

(ii) at or immediately following Closing, a copy of the register of members of the Company dated the Closing Date and duly certified by a duly authorized officer of the Company evidencing the Purchaser’s ownership of the Purchased Shares.

(b) At the Closing, the Purchaser will (i) deliver to the Company, free and clear of any Lien, one or more certificates representing the Air Media Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, (ii) deliver to the Company a copy of the register of members of Air Media BVI dated the Closing Date and duly certified by a duly authorized officer of Air Media BVI, and (iii) pay the Cash Consideration to the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES AND THE FOUNDER

The Group Companies and the Founder, jointly and severally, hereby represent and warrant to the Purchaser, except as set forth in the disclosure schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to be representations and warranties to the Purchaser), as of the date hereof and the Closing Date hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows in this Section 3. In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of the Founder, officers, directors and key employees of such party reasonably believed to have knowledge of the matter in question; any reference to “Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, constitutes or may reasonably be expected to constitute a materially adverse change or effect in the business, operations, results of operations, projections, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of any of the Group Companies. For the purpose of this section, the term “Group Companies” shall be deemed to exclude Air Media International Limited and Air Media (China) Ltd.

3.l. Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to its business plan, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

3.2. Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a) Preferred Shares. 37,600,000 Series A Preferred Shares, none of which are issued and outstanding, but all of which will be issued to the Purchaser pursuant to this Agreement.

(b) Ordinary Shares. 162,400,000 Ordinary Shares, of which 62,400,000 are issued and outstanding.

(c) Conversion Price. On the Closing Date, after giving effect to the transactions contemplated by this Agreement, one Series A Preferred Share shall be convertible into one Ordinary Share, subject to the terms and conditions in the Restated Articles.

(d) Options, Warrants, Reserved Shares. The Company has reserved sufficient Ordinary Shares for issuance upon the conversion of the Series A Preferred Shares (collectively, the “Conversion Shares”). Except for (i) the conversion privileges of the Series A Preferred Shares and (ii) the preemptive rights provided in the Shareholders Agreement to be entered into at the Closing, a form of which is attached hereto as Exhibit C (the “Shareholders Agreement”), there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 3.2 and the Shareholders Agreement, no shares (including the Ordinary Shares, the Purchased Shares and the Conversion Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(e) Outstanding Security Holders. A complete and current list of all outstanding shareholders, option holders and other security holders of the Company as of the Closing Date is set forth in Section 3.2(e) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder.

3.3. Subsidiaries; Group Structure.

(a) Except for the Existing Group Companies, neither the Company nor any Existing Group Company owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(b) Section 3.3(b) of the Disclosure Schedule sets forth (i) a complete list of all equity interest holders of each of the Existing Group Companies, indicating the percentage of equity interests held by each of the holders, and (ii) a complete list of addresses of all offices and branches maintained by each of the Existing Group Companies.

(c) Section 3.3(c) of the Disclosure Schedule sets forth an organization chart of the Group Companies, illustrating the relationship among the Group Companies with respect to ownership and control.

3.4. Due Authorization. All corporate action on the part of each Group Company and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of such Group Company or the Founder under, this Agreement, the Shareholders Agreement, the Restructuring Documents (as defined below), and any other agreements to which it is a party and the execution of which is contemplated hereunder (collectively, the “Transaction Documents”), and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and the Conversion Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the

Closing. Each of the Transaction Documents, when executed and delivered, will constitute valid and binding obligations of each Group Company and the Founder, to the extent they are parties to such agreements, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5. Valid Issuance of Shares.

(a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable.

(b) All of the outstanding shares of the Company have been duly and validly issued, fully paid and nonassessable, and all outstanding shares, options and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations or in compliance with applicable exemptions therefrom.

3.6. Liabilities. As of the Balance Sheet Date (as defined below), except as disclosed in the Financial Statements (as defined below), no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

3.7. Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets as reflected in its balance sheet subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to its and the Founder’s knowledge, such Group Company holds valid leasehold interests in such assets free of any Liens, other than the lessors of such property and assets.

3.8. Status of Proprietary Assets. For the purpose of this Agreement, “Proprietary Assets” means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes owned by, licensed to or used in the business of, any Group Company. Each Group Company owns or has a valid right to use all the Proprietary Assets necessary for its business as now conducted and as proposed to be conducted pursuant to its business plan and, to the knowledge of each Group Company and the Founder, without any conflict with or infringement of the rights of others. Section 3.8 of the Disclosure Schedule contains a complete list of Proprietary Assets of each Group Company. There are no outstanding options, licenses or agreements of any kind granted by any Group Company relating to any of its Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the Proprietary Assets of any other Person, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. To the knowledge of each Group Company, it has not violated or, by conducting its business as proposed, would not violate any Proprietary Assets of any other person or entity, nor, to the knowledge of such Group Company, is there any reasonable basis therefor. No Group Company is aware that any of its officers, employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted pursuant to its business plan or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any other Transaction Documents, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the knowledge of each Group Company and the Founder, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. No Group Company believes it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

3.9. Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company, or any family member thereof, on the one hand, and any Group Company, on the other hand; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 3.9 of the Disclosure Schedule and have been made available for inspection by the Purchaser and its counsel. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$1 million, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not in the ordinary course of business, or (iv) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software).

3.10. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the knowledge of each Group Company and the Founder, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the knowledge of each Group Company and the Founder, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company. To the knowledge of each Group Company and the Founder, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the knowledge of each Group Company and the Founder, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11. Compliance with Laws; Governmental Consents. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties in any material respect. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority on the part of each Group Company and the Founder required in connection with the consummation of the transactions contemplated hereunder shall have been obtained prior to and be effective as of the Closing. Based in part on the representations of the Purchaser set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Except as set forth in Section 3.11 of the Disclosure Schedule, each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could result in a Material Adverse Effect, and such Group Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as proposed to be conducted pursuant to its business plan. None of the Group Companies is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.12. Compliance with Other Instruments and Agreements. No Group Company is in, nor shall the conduct of its business as currently or proposed to be conducted pursuant to its business plan result in, any violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts for the PRC Companies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or, to the knowledge of each Group Company and the Founder, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13. Disclosure. No representation or warranty by any Group Company or the Founder in this Agreement or any other Transaction Document, or in any exhibit, schedule or certificate furnished to the Purchaser pursuant to this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14. Registration Rights. Except as provided in the Shareholders Agreement, the Company has not granted or agreed to grant any Person any registration rights (including piggyback registration rights), nor is the Company obliged to list any of its shares on any securities exchange. To the knowledge of each Group Company and the Founder, except as contemplated in this Agreement, the Shareholders Agreement and the Restated Articles, no voting or similar agreements exist related to the Company’s securities which are presently outstanding or that may hereafter be issued.

3.15. Insurance. The Group Companies have in full force and effect fire and property insurance policies, as is customarily insured against in the industry in the PRC.

3.16. Financial Statements. The Company has delivered to the Purchaser (i) unaudited and non-consolidated financial statements of (balance sheet and income and cash flow statements, including notes thereto) of the following Group Companies at December 31, 2006 and for the fiscal year then ended:

(a) the Company (based on US GAAP), and

(b) Shenzhen Air Media Technology Co Ltd , Air Media Technology (Beijing) Co Ltd , Beijing Air Media Advertising Co Ltd , Beijing Shengshi United Advertising Co Ltd and Beijing Air Media UC Advertising Co Ltd (all based on PRC GAAP); and

(ii) unaudited pro forma financial statements (balance sheet and income and cash flow statements, including notes thereto) of Shenzhen Air Media Technology Co Ltd , Air Media Technology (Beijing) Co Ltd , Beijing Air Media Advertising Co Ltd , Beijing Shengshi United Advertising Co Ltd and Beijing Air Media UC Advertising Co Ltd as at and for the twelve-month period ended December 31, 2006 (the foregoing financial statement(s) and report and any notes thereto are hereinafter referred to as the “Financial Statements” and December 31, 2006, the “Balance Sheet Date”). Such Financial Statements (a) are in accordance with the books and records of the Group Companies and (b) are true, correct and complete and present fairly the financial condition of the Group Companies at the date therein indicated and the results of operations for the period therein specified. Specifically, but not by way of limitation, each balance sheet of the Financial Statements discloses all of the Group Companies’ material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the applicable GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date. Except as disclosed in the

Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity.

3.17. Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to any Group Company, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that do not have, in the aggregate, Material Adverse Effects;

(b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, having Material Adverse Effects (as presently conducted and as presently proposed to be conducted pursuant to its business plan);

(d) any waiver by such Group Company of a valuable right or of a material debt;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any change or amendment to a material contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective officer, key employee, contractor or director not approved by such Group Company’s Board of Directors or comparable governing body;

(h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of such Group Company;

(i) any resignation or termination of any key officers of such Group Company;

(j) any Lien created by such Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable or Permissible Liens;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of RMB500,000 or in excess of RMB1,000,000 in the aggregate;

(l) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company other than the repurchase of share capital from employees, officers, directors or consultants pursuant to agreements approved by the board of directors of such Group Company under which such Group Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as termination of an employment or consulting relationship;

(m) any failure to conduct business in the ordinary course;

(n) any transactions with the Founder or any director, officer or employee of such Group Company, or any members of their immediate families, or any entity controlled by any of such individuals;

(o) any other event or condition of any character which had or would have a Material Adverse Effect; or

(p) any agreement or commitment by such Group Company to do any of the things described above.

3.18. Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.19. Interested Party Transactions. Except for transactions (i) in the ordinary course of the business of a Group Company in an amount not exceeding RMB250,000 in a single transaction or a series of related transactions, (ii) described in the Restructuring Plan or (iii) otherwise disclosed in the Disclosure Schedule, neither the Founder or any Affiliate or “Associate” (as such term is defined in Rule 405 promulgated under the Act) of the Founder nor any other shareholder has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Neither the Founder nor any other shareholder has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that the Founder owns shares in the Company or may own shares in publicly traded companies that may compete with a Group Company. No Affiliates or Associates of the Founder or any other shareholder is directly or indirectly interested in any material contract with a Group Company. Neither the Founder or any other shareholder or any Affiliate or Associate of any of them has, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

3.20. Exempt Offering. The offer and sale of the Purchased Shares pursuant to this Agreement are exempt from the registration or qualification requirements of any applicable securities laws and regulations, and the issuance of the Conversion Shares in accordance with the Restated Articles will be exempt from such registration or qualification requirements.

3.21. No Other Business. The Company was formed solely to acquire and hold an equity interest in its operating subsidiaries and since its formation has not engaged in any business and has not incurred any liability.

3.22. Minute Books. The minute books of each Group Company made available to the Purchaser contain a complete summary of all meetings and actions taken by directors and shareholders or equity interest holders of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.23. Other Representations and Warranties Relating to the PRC Companies.

(a) The constitutional documents and incorporation certificates of each Group Company established under the laws of the PRC (the “PRC Companies”, and each, a “PRC Company”) are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b) All consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each PRC Company have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c) The capital and organizational structure of each PRC Company upon the completion of the Restructuring Plan set forth in Exhibit D and the conduct by each PRC Company of its applicable business under such structure is valid and in full compliance with PRC laws.

(d) All filings and registrations with the PRC authorities required in respect of each PRC Company and its operations have been duly completed in accordance with the relevant rules and regulations.

(e) Except as disclosed in the Disclosure Schedule, the registered capital of each PRC Company has been fully paid up. All the equity interests in Shenzhen Air Media Technology Co Ltd and Air Media Technology (Beijing) Co Ltd (the “WFOEs”) are duly vested in the Company as the owner in accordance with applicable PRC rules and regulations. The Company legally and beneficially owns 100% of the equity interest in the WFOEs. There are no outstanding rights, or commitments made by the Company to sell any equity interest in the WFOEs.

(f) No PRC Company is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such PRC Company.

(g) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all necessary licenses, permits and approvals granted by competent PRC authorities.

(h) In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any PRC Company which is subject to periodic renewal, neither such PRC Company, nor the Founder has any reason to believe that such requisite renewals will not be granted by the relevant PRC authorities.

(i) Except as disclosed in the Disclosure Schedule, with regard to employment and staff or labor management, each PRC Company has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1. Organization, Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets.

4.2. Authorization. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser. This Agreement and the Shareholders Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3. No Conflicts; Consents and Approvals, etc. The execution and delivery of this Agreement and the Shareholders Agreement by the Purchaser and the performance of its obligations hereunder and thereunder will not result in (i) any conflict with the memorandum and articles of association of the Purchaser, Air Media BVI or Air Media (China) Ltd (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which it or its properties or assets are bound.

4.4. Purchase for Own Account. The Purchased Shares and the Conversion Shares will be acquired for the Purchaser’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof. If the Purchaser should in the future decide to dispose of any of the Purchased Shares, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as there in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares, and shares of Ordinary Shares issuable upon conversion of its Purchased Shares to the following effect.

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT OF BROAD COSMOS ENTERPRISES LTD. (THE “COMPANY”), DATED FEBRUARY 28, 2007 BY AND AMONG THE COMPANY, ITS SHAREHOLDERS AND THE OTHER PARTIES NAMED THEREIN.

4.5 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.6 Financing. The Purchaser has all legitimate funds necessary to consummate the transactions contemplated by this Agreement.

4.7. Air Media Shares. The Air Media Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are owned by the Purchaser, free and clear of all Liens.

4.8 Section 4(2) and Regulation S Exemption. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) and Regulation S of the Securities Act and that the reliance of the Company on the exemption is predicated on the Purchaser’s representations set forth herein.

4.9 Capitalization of Subsidiaries Immediately prior to the Closing, the authorized share capital of Air Media International Limited is 50,000 ordinary shares, of which 101 are issued and outstanding, but all of which will be transferred to the Company pursuant to this Agreement. Air Media International Limited owns all of the issued and outstanding shares in Air Media (China) Ltd.

4.10 Valid Issuance of Shares of Air Media International Limited. All of the outstanding shares of Air Media International Limited have been duly and validly issued,

fully paid and nonassessable, and all outstanding shares, options and other securities of Air Media International Limited have been issued in full compliance with the requirements of all applicable securities laws and regulations or in compliance with applicable exemptions therefrom.

4.11 Organization and Standing of Subsidiaries. Air Media International Limited and Air Media (China) Ltd are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.

5. COVENANTS OF THE GROUP COMPANIES AND THE FOUNDER

The Group Companies and the Founder covenant to the Purchaser as follows:

5.1. Use of Proceeds from the Sale of Purchased Shares. The entire proceeds (less reasonable expenses) from the sale of the Purchased Shares shall be used for (i) expanding and sustaining the current network and establishing branches in other cities (ii) working capital, (iii) mergers and acquisitions of related businesses, or (iv) other uses approved by the Board.

5.2. Founder’ Shares Lock-up. Any Ordinary Shares directly or indirectly held by the Existing Shareholders shall not be transferable except as provided in the Shareholders Agreement.

5.3. Business of certain Group Companies. The business of each Group Company (other than the PRC Companies) shall be restricted to the holding, management and disposition of equity interest in its operating subsidiaries.

5.4. Business of the PRC Companies. The business of each Group Company shall be restricted to its respective scope of business.

5.5. Directors of Subsidiaries. All directors of any Group Company shall be appointed and removed only by the approval or consent the board of directors of the Company.

5.6. INTENTIONALLY OMITTED

5.7. Restructuring. Within 180 days of the Closing Date, each of the Group Companies and the Founder shall use its best efforts to cause the restructuring of the PRC Companies to be completed according to the Restructuring Plan attached hereto as Exhibit B.

5.8. Indemnification. The Group Companies and the Founder, on a joint and several basis, shall indemnify, defend and hold harmless, the Purchaser, its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) promptly upon demand at any time and from time to time against any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with PRC GAAP) or paid by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a

“Loss”), arising out of or in connection with (i) any misrepresentation or any breach of representations and warranties contained herein, (ii) any breach of any of the covenants or agreements of any Group Company or the Founder hereunder, and (iii) any and all material liabilities (including contingent liabilities) of any Group Company not reflected in the Financial Statements. As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties.

5.9. Air Media (BVI) Election. The Group Companies and the Founder covenant and agree to cause Air Media (BVI) immediately following the Closing to file a Form 8832 (“Check-the-box election”) with the United States Internal Revenue service with respect to Air Media (BVI) for the purpose of treating the contribution of the Air Media Shares hereunder as a reorganization for United States tax purposes, in form and substance satisfactory to the Purchaser.

5.10. Accounting System. Each Group Company will establish and maintain a standard system of accounting established and administered in accordance with US GAAP by April 1, 2007.

5.11. Additional Covenants. Except as required by this Agreement, the Shareholders Agreement and such other agreement as contemplated hereunder, no resolution of the directors, owners, members, partners or shareholders of each Group Company shall be passed, nor shall any contract or commitment be entered into (including without limitation any resolution, contract or commitment with respect to the acquisition by any Group Company of any other entity), in each case, prior to Closing without the written consent of the Purchaser (which consent shall not be unreasonably withheld), except that the Group Companies may carry on their respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in their ordinary course of business.

If at any time before Closing, any of the Group Companies comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by any of the Group Companies, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading,

the Group Companies and the Founder shall give immediate written notice thereof to each Purchaser in which event the Purchaser may within fourteen (14) Business Days of receiving such notice terminate this Agreement by written notice without any penalty or future obligations whatsoever; provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement.

6. CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING

The obligation of the Purchaser to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the reasonable satisfaction of the Purchaser on or prior to the Closing, of the following conditions (any or all of which may be waived by the

Purchaser). For the purpose of this section, the term “Group Companies” shall be deemed to exclude Air Media International Limited and Air Media (China) Ltd.

6.1. Representations and Warranties. The representations and warranties made by the Group Companies and the Founder in Section 3 hereof shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

6.2. Performance of Obligations. Each of the Group Companies and the Founder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the transactions contemplated hereby.

6.3. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4. Consents and Waivers. Each Group Company and the Founder shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

6.5. Compliance Certificate. At the Closing, each of the Group Companies, and the Founder shall deliver to the Purchaser certificates, dated the Closing Date, certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and stating, where applicable, that there shall have been no Material Adverse Effect since the Balance Sheet Date.

6.6. Amendment to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary resolutions of its Board of Directors and its shareholders and immediately after the Closing shall be duly filed with the British Virgin Islands Registry of Corporate Affairs.

6.7. Execution of Shareholders’ Agreement. The Company shall have delivered to the Purchaser an original copy of the Shareholders’ Agreement, duly executed by the Company and all other parties thereto (except for the Purchaser).

6.8. Restructuring Plan. The Purchaser shall be satisfied that each item listed in Section 2 of the Restructuring Plan, attached hereto as Exhibit D, titled “Pre-Closing Stage” shall have been completed. The Purchaser shall be satisfied that all agreements listed in Appendix I of the Restructuring Plan (the “Restructuring Documents”) shall have been executed and delivered and shall constitute valid and legally binding obligations of each party thereto, enforceable in accordance with their respective terms.

6.9. Director’s Certificate. A director of the Company shall deliver to the Purchaser at the Closing a certificate, dated the Closing Date, certifying that the copies of (a) the Restated Articles attached thereto have been duly adopted and are in full force and effect and (b) the Board of Director and shareholder resolutions relating to the sale of the Series A Preferred Shares attached thereto, are true and complete copies of such documents and resolutions.

6.10. Good Standing. The Purchaser shall have received a certificate of good standing issued by the Registry of Corporate Affairs of the British Virgin Islands certifying that, among other things the Company was duly constituted, paid all required fees and is in good legal standing.

6.11. Board of Directors. At the Closing, the Board of Directors of the Company and, at the request of the Purchaser either before or after Closing, each other Group Company shall consist of persons elected or appointed in accordance with the Restated Articles and Shareholders Agreement and the shareholder(s) of the PRC Companies shall have issued a letter of appointment and/or have passed written resolutions to the effect that (i) the board of directors of the PRC Companies will be changed to consist of the same directors as those of the board of directors of the Company, and (ii) the articles of association of the PRC Companies shall be amended to be consistent with the Restated Articles to the extent permitted by PRC law.

6.12. Register of Members. The Purchaser shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show the Purchaser as the holder of the Purchased Shares to be purchased at the Closing.

6.13. No Material Adverse Effect. There shall have not been any Material Adverse Effect on any Group Company since the Balance Sheet Date.

6.14. Opinion of Company’s Counsel. The Purchaser shall have received from the Company’s counsels in the British Virgin Islands and the PRC, legal opinions addressed to the Purchaser, dated as of the Closing Date, in form and substance satisfactory to the Purchaser.

6.15. Employment Agreement; Confidentiality, Non-compete and Invention Assignment Agreement. The employees listed on Schedule D (the “Key Employees”) shall have entered into Employment Agreements and Confidentiality, Non-compete and Invention Assignment Agreements in the forms attached as Exhibit E.

6.16. Business Plan and Budget. The Company shall have completed and delivered to the Purchaser a business plan for the period from 2007 to 2009 and a detailed budget for the period from January 1, 2007 to December 31, 2007 in form and substance satisfactory to the Purchaser.

6.17. Audit Committee and Compensation Committee. The audit committee and compensation committee of the board of directors of the Company shall have been duly established in accordance with the Restated Articles, each of which shall contain at least three (3) members among whom one (1) member shall be a CDH Director. All decisions made by the audit committee and the compensation committee shall require unanimous consent of all members.

6.18. No Litigation. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, no investigation by any governmental authority shall have been commenced and no action, suit or proceeding by any governmental authority shall have been threatened against the Purchaser, any Group Company, the Founder (a) seeking to restrain, prevent or change the consummation of the transactions contemplated hereby or under any other Transaction Document or questioning the validity or legality of any of such transactions, or (b) which would, if resolved adversely to the Purchaser, such Group Company or the Founder, severally or in the aggregate, have a Material Adverse Effect or affect any material right of the Purchaser under this Agreement or under any other Transaction Document.

6.19. WFOEs Business License. The business license of the WFOEs shall have been duly updated and amended to show that (i) the WFOEs have all requisite power and authority to carry on its business as proposed to be conducted pursuant to its business plan and is fully qualified to do business, and (ii) the WFOE’s registered capital and total investment have been increased to a proper amount such that the WFOEs are able to receive from the Company the proceeds from the sale of the Purchased Shares.

6.20. Branch Office Registration. Each of the PRC Companies shall have been operating at its registered address as shown on its business license or at its branch office properly registered with the relevant registration authority.

6.21. Foreign Exchange Registration. All filings and registrations with the relevant PRC foreign exchange authorities required in respect of the transaction contemplated hereunder shall have been duly completed in accordance with the relevant rules and regulations.

6.22. Social Insurance. Each of the PRC Companies shall have obtained its social insurance registration certificate as required by the relevant PRC law and shall have complied with the relevant PRC laws and regulations with respect to social welfare in all respects.

7. CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSINGS

The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of the following conditions:

7.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct as of the Closing Date.

7.2. Qualifications. All authorizations, approvals, or permits, if any, of any applicable governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Series A Preferred Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

7.4. Execution of Shareholders’ Agreement. The Purchaser shall have executed and delivered to the Company the Shareholders’ Agreement.

7.5. Air Media Shares. The Purchaser shall have obtained all authorizations and consents for the transfer of the Air Media Shares to the Company and simultaneously with the Closing shall transfer the Air Media Shares to the Company.

7.6. Compliance Certificate. At the Closing, the Purchaser shall deliver to the Group Companies and the Founder a certificate, dated the Closing Date, certifying that the conditions specified in Section 7.1 have been fulfilled.

8. MISCELLANEOUS

8.1 Definitions.

(a) Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Schedules and Exhibits shall be deemed references to Sections, Schedules and Exhibits of this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 8.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States.

(b) Certain Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the following respective meanings:

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a Person other than a natural Person, any other Person that directly or indirectly controls, is controlled by or is under common control with the Subject Person and (ii) in the case of a natural Person, any other Person that directly or indirectly is controlled by the Subject Person. For purposes of this definition, “control” of a Person means (a) ownership of 50% or more of the shares in issue or other equity interests of such Person or (b) the power to direct the management or policies of a Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise. In the case of the Purchaser, the term “Affiliate” shall also include (w) any fund that is a direct or indirect shareholder of the Purchaser, (x) any of such fund’s direct and indirect general partners, limited partners, fund managers and funds managed by such fund’s direct and indirect fund managers, officers (including vice presidents), general partners and Affiliates thereof, (y) the spouses, lineal descendants and heirs of individuals referred to in (x) and (z) trusts controlled by or for the benefit of such individuals.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in BVI, Hong Kong or the PRC are authorized or required by law or executive order to close.

“BVI” means the British Virgin Islands.

“Existing Group Companies” shall have the meaning set forth in the preamble.

“Existing Shareholders” shall mean Guo Man, Xu Qing and Zhang Xiaoya.

“Founder” shall have the meaning set forth in the preamble.

“Group” shall have the meaning set forth in Section 5.6.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any contract.

“Permitted Liens” means (i) Liens for taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the relevant balance sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, and (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, which Liens and other encumbrances described in clauses (i) – (iv) do not materially interfere with the current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

“PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau for the purpose of this Agreement.

“PRC Companies” shall mean entities listed in Schedule B under the caption “PRC Companies,”

8.2. Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law (or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties hereunder.

8.3. Survival. The representations, warranties, covenants and agreements made herein shall survive for a period of 3 years following the Closing Date.

8.4. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by any Purchaser without the written consent of the Company except to an Affiliate (which, in case of, includes without limitation CDH China Growth Capital Fund II, L.P. and CDH Venture Partners, L.P.). This Agreement and the rights and obligations therein may not be assigned by any Group Company or the Founder without the written consent of the Purchaser.

8.5. Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.6. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth in Schedule E hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule E; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule E with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.6 by giving, the other party written notice of the new address in the manner set forth above.

8.7. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Purchaser and the Company.

8.8. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Group Company, or the Purchaser, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Company, the Founder, or the Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Group Company, the Founder, or the Purchaser of any breach of default under this Agreement or any waiver on the part of any Group Company or the Purchaser of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Group Companies, the Founder, or the Purchaser shall be cumulative and not alternative.

8.9. Finder’s Fees. Each party hereto (a) represents and warrants to each other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement, and (b) hereby agrees to indemnify and to hold harmless such other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

8.10. Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effects the parties’ intent in entering into this Agreement.

8.13. Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 6 of the Shareholders Agreement.

8.14. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.15. Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. In the event the parties are unable to resolve such dispute within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

8.16 Expenses. Upon the Closing, the Company shall reimburse the Purchaser all legal, financial, administrative and other expenses reasonably incurred by the Purchaser in connection with the transactions contemplated hereunder. The Purchaser may effect such reimbursement at the Closing by withholding from the payment of the Purchase Price the amount to which they are entitled to reimbursement pursuant to the preceding sentence and paying directly to their counsel and other advisors. Notwithstanding the withholding of such amount, the Purchaser shall be deemed to have paid to the Company the full amount so withheld. In the event that the Closing shall not have occurred, any legal and accounting expenses incurred in connection with the transactions contemplated hereunder shall be borne equally by the Company and the Purchaser; provided that any expense incurred for services other than legal, audit and financial advisory services shall be borne by the party incurring such expense.

8.17. Termination. This Agreement may be terminated by any party that has not materially breached its representations, warranties or covenants hereunder on or after the April 30, 2007 or any other date agreed by all parties, by written notice to the other parties, if the Closing has not occurred on or prior to such date. Upon termination of this Agreement under this Section 8.17, this Agreement shall forthwith become wholly void and of no effect and the parties shall be released from all future obligations hereunder; provided that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

BROAD COSMOS ENTERPRISES LTD

By:	/s/ Guo Man
Name:
Title:

GLOBAL GATEWAY INVESTMENTS LIMITED

By:	/s/ Wang Zhenyu
Name:
Title:	Director

AIR MEDIA INTERNATIONAL LIMITED

By:	/s/ Wang Zhenyu
Name:
Title:

AIR MEDIA (CHINA) LTD

By:	/s/ Wang Zhenyu
Name:
Title:

SHENZHEN AIR MEDIA TECHNOLOGY CO., LTD

By:	/s/ Guo Man
Name:
Title:

BEIJING AIR MEDIA UC ADVERTISING CO., LTD

By:	/s/ Guo Man
Name:	:
Title:

SIGNATURE PAGE TO SERIES A CONVERTIBLE PREFERRED SHARE PURCHASE AGREEMENT

BEIJING AIR MEDIA ADVERTISING CO., LTD

By:	/s/ Guo Man
Name:
Title:

AIR MEDIA TECHNOLOGY (BEIJING) CO., LTD

By:	/s/ Shang Xiaojun
Name:
Title:

BEIJING SHENGSHI UNITED ADVERTISING CO LTD

By:	/s/ Guo Man
Name:
Title:

AIRTV UNITED MEDIA & CULTURE CO., LTD

By:	/s/ Guo Man
Name:
Title:

/s/ Guo Man
Guo Man

/s/ Xu Qing
Xu Qing

/s/ Zhang Xiaoya
Zhang Xiaoya

SIGNATURE PAGE TO SERIES A CONVERTIBLE PREFERRED SHARE PURCHASE AGREEMENT

SCHEDULES AND EXHIBITS

Schedule A	Founder

Schedule B	Existing Group Companies

Schedule C	Reward Benchmark and Reward Percentage

Schedule D	Key Employees

Schedule E	Notices

Exhibit A	Form of Restated Articles

Exhibit B	Disclosure Schedule

Exhibit C	Form of Shareholders Agreement

Exhibit D	Restructuring Plan

Exhibit E	Employment Agreement; Form of Confidentiality, Non- Compete and Invention Assignment Agreement

SCHEDULE A

Founder

Founder	PRC ID Number
GUO MAN

SCHEDULE B

Existing Group Companies

Offshore:

Air Media International Limited

Air Media (China) Ltd

PRC Companies

1. Shenzhen Air Media Technology Co Ltd

2. Air Media Technology (Beijing) Co Ltd

3. Beijing Air Media Advertising Co Ltd

4. Beijing Shengshi United Advertising Co Ltd

5. Beijing Air Media UC Advertising Co Ltd

6. AirTV United Media & Culture Co Ltd

SCHEDULE C (I)

INTENTIONALLY OMITTED

SCHEDULE C (2)

INTENTIONALLY OMITTED

SCHEDULE D

Key Employees

1.

2.

3.

SCHEDULE E

Notices

The Company and the Group Companies:

Address: No. 8, Yong An Dong Li

Jian Guo Men Wai

Chao Yang District

Beijing, P.R.China

Telephone: 86-10-8528-8916

Fax: 86-10-8528-8916

Attention: Guo Man

Existing Shareholders and Founder:

Address: No. 8, Yong An Dong Li

Jian Guo Men Wai

Chao Yang District

Beijing, P.R.China

Telephone: 86-10-8528-8916

Fax: 86-10-8528-8916

Attention: Guo Man

Global Gateway Investments Limited:

c/o CDH Investment Advisory Private Limited

Level 30

Six Battery Road

Singapore 049909

Tel: (65) 6550 9708

Fax: (65) 6550 9898

Attention: KH Lew

With a copy to:

c/o Debevoise & Plimpton LLP

13/F Entertainment Building

30 Queen’s Road Central, Hong Kong

Attention: Andrew M. Ostrognai / Stuart Schonberger

T: +852 2160 9800

F: +852 2810 9828

EXHIBIT A

Form of Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Form of Shareholders Agreement

EXHIBIT D

Restructuring Plan

EXHIBIT E

Employment Agreement; Form of Confidentiality, Non-Compete and Invention Assignment Agreement

AMENDMENT TO

SERIES A CONVERTIBLE PREFERRED SHARE PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) to Series A Convertible Preferred Share Purchase Agreement (the “Series A Share Purchase Agreement”) is executed as of this 27th day of September, 2007 by and among AirMedia Group Inc., an exempted company limited by shares incorporated under the laws of Cayman Islands (the “Company”), Broad Cosmos Enterprises Ltd., an international business company organized under the laws of the British Virgin Islands (“Broad Cosmos”), Global Gateway Investments Limited, an international business company organized under the laws of the British Virgin Islands (the “Purchaser”), GUO Man (the “Founder”), and the entities listed in Schedule A hereto (collectively, the “Existing Group Companies” and each, an “Existing Group Company”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Series A Share Purchase Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Broad Cosmos, the Purchaser, the Founder and the Existing Group Companies are party to that certain Series A Convertible Preferred Share Purchase Agreement dated as of February 28, 2007 (as amended, the “Series A Share Purchase Agreement”);

WHEREAS, pursuant to a Share Exchange Agreement dated June 7, 2007 among the Company, Broad Cosmos, the Purchaser, and Man Guo, Qing Xu and Xiaoya Zhang (collectively, the “Existing Shareholders”), the Company acquired all of shares of Broad Cosmos from the Purchaser and each Existing Shareholders in exchange for the issuance of equity securities of the Company to the Purchaser and each Existing Shareholder which are substantially identical to those shares of Broad Cosmos held by each of them immediately prior to the share exchange. As a result, the Company owns 100% of the outstanding equity securities of Broad Cosmos and the Purchaser and the Existing Shareholders together owned (prior to the closing of the Series B Convertible Preferred Share Purchase Agreement dated April 26, 2007) 100% of the outstanding equity securities of the Company.

WHEREAS, Broad Cosmos, the Company, the Investors, the Holders of Ordinary Shares and the Existing Group Companies wish to amend the Series A Share Purchase Agreement as set forth in this Amendment;

NOW, THEREFOR, for mutual consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Series A Share Purchase Agreement.

1.1 Section 5.6 of the Series A Share Purchase Agreement is hereby amended by deleting its text in its entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

1.2 Schedules C (1) and C(2) to the Series A Share Purchase Agreement are hereby amended by deleting their text in their entirety and inserting in lieu thereof the phrase “[intentionally omitted]”.

2. Governing Law; Counterparts.

a.	This Amendment and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Amendment, shall be governed by and construed exclusively in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles.

b.	This Amendment may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single agreement.

3. Agreement Otherwise Unchanged. Except as herein provided, the Series A Share Purchase Agreement shall remain unchanged and in full force and effect, and each reference to “the Agreement” and words of similar import in the Series A Share Purchase Agreement, as amended hereby, shall be a reference to the Series A Share Purchase Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

(signature pages to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

BROAD COSMOS ENTERPRISES LTD.

By:	/s/ Man Guo
Name:
Title:

AIRMEDIA GROUP INC.

By:	/s/ Man Guo
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

GLOBAL GATEWAY INVESTMENTS LIMITED

By:	/s/ Zhenyu Wang
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

MAN GUO

/s/ Man Guo

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date herein above first written.

AIR MEDIA INTERNATIONAL LIMITED

By:	/s/ Man Guo
Name:
Title:

AIR MEDIA (CHINA) LTD.

By:	/s/ Man Guo
Name:
Title:

SHENZHEN AIR MEDIA TECHNOLOGY CO., LTD

By:	/s/ Man Guo
Name:
Title:

BEIJING AIR MEDIA ADVERTISING CO., LTD

By:	/s/ Man Guo
Name:
Title:

AIR MEDIA TECHNOLOGY (BEIJING) CO., LTD

By:	/s/ Man Guo
Name:
Title:

BEIJING SHENGSHI LIANHE ADVERTISING CO., LTD

By:	/s/ Man Guo
Name:
Title:

AIRTV UNITED MEDIA & CULTURE CO., LTD

By:	/s/ Man Guo
Name:
Title:

BEIJING AIR MEDIA UC ADVERTISING CO., LTD

By:	/s/ Man Guo
Name:
Title:

BEIJING AI YI KE EXPERIENCING INFORMATION & TECHNOLOGY CO., LTD.

By:	/s/ Man Guo
Name:
Title:

SCHEDULE A

Existing Group Companies

Offshore:

Air Media International Limited

Air Media (China) Ltd.

PRC Companies

1. Shenzhen Air Media Technology Co., Ltd.

2. Air Media Technology (Beijing) Co., Ltd.

3. Beijing Air Media Advertising Co., Ltd.

4. Beijing Shengshi Lianhe Advertising Co., Ltd.

5. Beijing Air Media UC Advertising Co., Ltd.

6. AirTV United Media & Culture Co., Ltd.